CODE OF ETHICS

Trust & Fiduciary Management Services, Inc.

October 24, 2013

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. In conformity with this rule, this Code is adopted by Trust & Fiduciary Management Services, Inc. (“TFMS” or the “Adviser”), in its role as investment adviser to separately managed accounts. Persons associated with TFMS may also be required to comply with the Code of Ethics of any mutual funds that are advised or sub-advised by the firm.

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including individual (“Clients”) and their investors, is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries to our Clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of TFMS must not:

•	employ any device, scheme or artifice to defraud a Client;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include: (1) any director or officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.2 For purposes of this Code, TFMS has determined that all employees are Access Persons.

B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP), open-ended investment companies (mutual funds) etc.

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.

1
Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 A list of relevant compliance manuals is attached as Appendix A. Certain particularly relevant procedures are cross-referenced in this Code and/or listed on Appendix A. Access Persons and Supervised Persons are required to comply with all relevant compliance procedures, whether or not listed.

2	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. A current list of Access Persons is included in Appendix B.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36).

Securities excluded and considered as non-reportable are:

(1) direct obligations of the Government of the United States;

(2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)  shares issued by money market funds;

(4) shares issued by open-end funds (mutual funds) other than funds advised or sub- advised by TFMS; and

(5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”, is used for compliance with both Rule 204A-1, except as otherwise noted.

Note: Under this definition, closed-end funds and ETFs are reportable securities.

J.
Security Held or to be Acquired means any Reportable Security which, within the most recent day, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

K.
Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.
Lockout Period. Covered Persons may not purchase or sell a Reportable Security within seven calendar days prior to, or within seven calendar days after, a Client trades in such Reportable Security; except that, a Covered Person may sell a Reportable Security within seven calendar days after the Client executes a sales transaction in that same Reportable Security if the Client no longer has a position in such Reportable Security.  Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

B.
IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with TFMS. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without the approval of the CCO.

D.
Holding Period. Covered Persons are required to hold Reportable Securities for a minimum of 60 days before selling them at a profit. Closing positions at a loss is restricted and may only be allowed at the discretion of the CCO in a case of hardship.

E.
Gift Policy. Access Persons and Supervised Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser in contravention of our gift policy, as contained in our compliance procedures.

F.
Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients. Access Persons must disclose any personal investments or other interests in third-party service providers with respect to which the employee negotiates or makes decisions on behalf of TFMS.

G.
Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

H.
Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity. Access Persons may serve on the boards of non-profit organizations and provide services to those organizations free of charge, provided doing so will not create a conflict of interest with any client. These activities must be reported to the CCO.

I.
Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s) if such a payment is determined by the CCO to be appropriate under the circumstances, or to a charity determined by the CCO. The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

J.
Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

K.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

L.
Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and/or confirms to the CCO or designee. A form of duplicate account statement request letter is included as Exhibit D.

4.	Pre-clearance and Reporting Procedures

A.
Pre-clearance. Covered Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of; (k) a Reportable Security, (ii) a security in an initial public offering (“IPO”), or (iii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund). See Appendix A for the pre-clearance form to be used to obtain permission to make investments in Reportable Securities and Appendix B for the pre- clearance form to be used to obtain permission to make investments in private placements or IPO’s.

In the case of limit orders with no expiration date, employees are required to renew the pre-clearance weekly until the limit order is executed to ensure there has been no change in plans to buy or sell the security in clients’ accounts.

B.	Pre-clearance is not required for:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client;

(3)	Purchases or sales of open-end mutual funds or ETFs that are not managed or sub-advised by the Adviser;

(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(5)	Transactions in securities which are not Reportable Securities;

(6)	Purchases which are part of an Automatic Investment Plan or DRIP;

(7)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade. The Restricted Security List will be posted internally for all Access Persons to view and will be updated when necessary.

C.	Required Reports.

(1)
Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)
the title and type of security and as applicable, the exchange  ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)
the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)
Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non- excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:

(a)
the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

(3)	.

E.
Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO or designee at the same time they are mailed or furnished to such Access Person copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Covered Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary.

F.
Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. If the CCO desires to transact in any reportable securities, initial public offerings or private placements in which the individual has, or as a result of the transaction acquires, any direct or indirect beneficial ownership, he/she must obtain prior approval from adviser’s operations manager.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person, both initially and annually. The initial certification should be executed within 10 days of becoming an Access Person or Supervised Person. Additionally, each Access and Supervised Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit E. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

6.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and determine action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations.  Other violations shall be handled by the CCO in a manner he deems to be appropriate.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.
Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access and Supervised Person’s receipt of the Code or any amendments thereto, any prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To  the  extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5 above.

APPENDIX A

Relevant Compliance Procedures

Trust & Fiduciary Management Services, Inc. Compliance Policies and Procedures Manual

APPENDIX B: Access Persons and Supervised Persons

Acce ss P er so ns ’ Na me( s)
James L. Copell
James M. Copell
Steve C. Carhart
Elijah Martin-Merrill
Dana N. Merrill
William Z. Couch
Carol Valenti
Rich Mason

Sup er vi sed P er so ns’ Na me( s) (includes, in addition to all Access Persons listed above, the following):

EXHIBIT A

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker: Brokerage Account Number:

Reportable Security:
Company Name	Type of Security

Ticker Symbol or CUSIP:

Number of Shares or Units: Price per Share or Unit:

Approximate Total Price: Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.

CCO	Date

EXHIBIT B

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person
within 10 days of becoming an Access Person and
within 45 days of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

EXHIBIT C

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

Quarterly Personal Account Report

For the Calendar Quarter Ended

This form must be completed by each Access Person
within 30 days following the end of each calendar quarter.

Signature:	Dated:

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, a transactions report containing the missing information as a supplement to the statement or confirmation may be submitted.

We have received statements for the following accounts. If there are any other reportable transactions in accounts not on this list below for the period for this report, please attach to them to this form.

Account Name	Account Number	Broker

This report (1) excludes personal securities transactions with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities shown on my duplicate statements.

EXHIBIT D

Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No.                                                            Account Name

Dear [Broker Name],

As of [Date], please send to Trust & Fiduciary Management Services, Inc. a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.
c/o Fairview Investment Services, Inc. 1330 St. Mary’s Street; Suite 400
Raleigh, NC 27605
Attention:                               , Chief Compliance Officer

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]

cc:  Chief Compliance Officer

EXHIBIT E

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

Certification of Receipt and Compliance

This form must be completed by each Access Person within
10 days of initially becoming an Access Person, as well as annually thereafter, and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of TFMS’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or  reported pursuant to the Code. Moreover, I agree to promptly report to TFMS’s Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)

Signature:

Date: